Ratio of Earnings to Fixed Charges

                                                  1993        1994        1995      1996        1997
                                                  ----        ----        ----      ----        ----
Income before taxes, extraordinary item and
  cumulative effect                             $ 5,830      $3,617     $ 3,677   $ 6,217     $ 1,632

Fixed Charges                                     5,385       5,984       8,616     8,124      11,165
                                                -------      ------      ------    ------     -------
Earnings                                        $11,215       9,601      12,293    14,341      12,797
                                                -------      ------      ------    ------     -------

Earnings to fixed charges                         2.08x       1.60x       1.43x     1.77x       1.15x
                                                =======      ======      ======    ======     =======
